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                                                                    Exhibit 10.2

                                LICENSE AGREEMENT

                                     between

                         SMITHKLINE BEECHAM CORPORATION

                                       and

                                 IMMUNOGEN, INC.
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                                LICENSE AGREEMENT

         THIS LICENSE AGREEMENT (hereinafter "AGREEMENT"), made as of the 1st day of February, 1999, between ImmunoGen, Inc., a corporation organized and existing under the laws of the Commonwealth of Massachusetts, having a principal place of business at 333 Providence Highway, Norwood, Massachusetts 02062 and SmithKline Beecham Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, and having its principal office at One Franklin Plaza, Philadelphia, Pennsylvania 19101,

                                WITNESSETH THAT:

         WHEREAS, IMMUNOGEN, as defined below, is the owner of all right, title and interest in, or otherwise controls certain patents, identified in APPENDIX A hereto, and know-how relating to a conjugated antibody known as huC242-DM1 and the components thereof; and

         WHEREAS, SB, as defined below, desires to obtain certain licenses in all countries of the world from IMMUNOGEN to develop and commercialize huC242-DM1 in such countries under the aforesaid patents and know-how, and IMMUNOGEN is willing to grant to SB such licenses;

         NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, and otherwise to be bound by proper and reasonable conduct, the parties agree as follows:

1.       DEFINITIONS

         1.01 "AFFILIATES" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this AGREEMENT where "owns" or "ownership" means possession of at least fifty percent (50%) of the equity of such corporation, firm, partnership or other entity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this AGREEMENT.
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         1.02 "BLA" shall mean a Biologics License Application, or New Drug
Application, whichever is applicable to PRODUCT, as defined by the regulations promulgated under the United States FD&C Act and PHS Act and any supplements thereunder, as amended from time to time.

         1.03 "C242" shall mean any antibody or fragment thereof which binds to the same epitope as the antibody produced by hybridoma cell line C242:II, which cell line has ECACC identification number 90012601.

         1.04 "DM1" shall mean that maytansinoid drug whose more specific chemical name is N2'-deacetyl-N2'-(3-mercapto-1-oxopropyl)-maytansine.

         1.05 "EFFECTIVE DATE" shall mean the date upon which this AGREEMENT is effective and shall be the date of this AGREEMENT first written above.

         1.06 "FDA" shall mean the United States Food and Drug Administration or its successor entity.

         1.07 "FIELD" shall mean any human use of PRODUCT.

         1.08 "huC242" shall mean a humanized antibody which binds to the same epitope as C242. One such humanized antibody has the cDNA sequence outlined in APPENDIX E.

         1.09 "huC242-DM1" shall mean huC242 conjugated to DM1.

         1.10 "IMMUNOGEN" shall mean ImmunoGen, Inc., a corporation of the Commonwealth of Massachusetts, having a principal place of business at 333 Providence Highway, Norwood, Massachusetts 02062.

         1.11 "IND" shall mean an Investigational New Drug Application as defined in the regulations promulgated by the FDA.

         1.12 "IRL AGREEMENT" shall mean the November 17, 1998 letter agreement between Industrial Research Ltd. ("IRL"), having a mailing address of Box 31-310, Lower Hutt, New Zealand and IMMUNOGEN related to the selection by IRL of a strain producing Ansamitocin P-3.

         1.13 "JOINT DEVELOPMENT COMMITTEE" shall mean the committee appointed by the parties as set forth in Paragraph 5.02.

         1.14 "KNOW-HOW" shall mean all present and future information and know-how which relates to PRODUCT in the FIELD in the TERRITORY which is not in the public domain



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which is or becomes owned, in whole or in part, by IMMUNOGEN, or to which
IMMUNOGEN otherwise has, now or in the future, the right to grant licenses, and shall include, without limitation, all biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and materials and any other information relating to PRODUCT in the FIELD and useful for the development and commercialization of PRODUCT in the FIELD.

         1.15 "LAUNCH" shall mean the first commercial sale of a PRODUCT in a given country of the TERRITORY by or on behalf of SB after the PRODUCT has been granted regulatory approval by the competent authorities in such country.

         1.16 "MAA" shall mean that regulatory application in the European Community which is the equivalent of a BLA.

         1.17 "MAY" shall mean any maytansinoid drug, including but not limited to, maytansine and DM1, whether produced by a botanical source, natural fermentation, or chemical synthesis, and any derivative thereof.

         1.18 "NET SALES" shall mean the gross receipts representing commercial sales of PRODUCT in the FIELD in the TERRITORY under this AGREEMENT by SB, its AFFILIATES or sublicensees ("the Selling Party") to THIRD PARTIES:

         (a) in finished product form (i.e., packaged and labeled for sale to the ultimate consumer); or
         (b) in any product form other than finished product form (such as final stage bulk material ready for conversion to final form, or bulk tablets, bulk capsules, bulk ampoules or bulk vials) to distributors who are not AFFILIATES of the Selling Party who subsequently convert such product form into finished product form and sell to THIRD PARTIES, provided that such distributors shall not be considered sublicensees for purposes of this NET SALES definition, and further provided that for purposes of this Paragraph, such sales of PRODUCT in final stage bulk material form shall occur only where such sales are due to local country requirements as such requirements are determined in good faith by SB;

less deductions actually allowed or specifically allocated to PRODUCT by the Selling Party using generally accepted accounting standards for:


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                  (i) transportation charges, including insurance, for
transporting PRODUCT, to the extent that they are included in the price or otherwise paid by the purchaser;

                  (ii) sales and excise taxes and duties paid or allowed by the Selling Party and any other governmental charges imposed upon the actual production, importation, use or sale of such PRODUCT;

                  (iii) trade, quantity and cash discounts actually allowed or taken on PRODUCT;

                  (iv) allowances or credits to customers on account of rejection or return of PRODUCT or on account of retroactive price reductions affecting such PRODUCT; and

                  (v) PRODUCT rebates and PRODUCT charge backs including those granted to managed-care entities. Sales between SB, its AFFILIATES and its or their sublicensees and affiliates of such sublicensees shall be excluded from the computation of NET SALES and no royalties will be payable on such sales except where such AFFILIATES, sublicensees, or affiliates of such sublicensees are end users of the PRODUCT. Notwithstanding the immediately preceding sentence, it is understood that any transactions between SB or any of its AFFILIATES or any of its or their sublicensees on the one hand and any PSB on the other hand will be deemed to be transactions with THIRD PARTIES for the purposes of computing NET SALES, provided that the conditions of such sales to such PSB, including any and all rebates and discounts allocated to transactions with any such PSB, shall be on an arm's length basis and shall be fully deductible for such computation purposes. In the event that any PSB type activity is within SB or within any of its AFFILIATES or its or their sublicensees as only part of its or their total activities rather than in a separate AFFILIATE, a notional Net Sales figure will be calculated in good faith on an arm's length basis to cover such activities.

         1.19 "PATENTS" shall mean all patents and patent applications in the FIELD in the TERRITORY which are or become owned, in whole or in part, by IMMUNOGEN, or to which IMMUNOGEN otherwise has, now or in the future, the right to grant licenses, which generically or specifically claim PRODUCT and/or MAY and/or huC242 and/or C242, a process for manufacturing PRODUCT and/or MAY and/or huC242 and/or C242, an intermediate used in such process or a use of PRODUCT and/or MAY and/or huC242 and/or C242. Included within


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the definition of PATENTS are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all SPCs. Also included within the definition of PATENTS are any patents or patent applications which generically or specifically claim any improvements on PRODUCT and/or MAY and/or huC242 and/or C242 or intermediates or manufacturing processes required or useful for production of PRODUCT and/or MAY and/or huC242 and/or C242 which are developed by or on behalf of IMMUNOGEN, or which IMMUNOGEN otherwise has the right to grant licenses, now or in the future, during the term of this AGREEMENT. The current list of patent applications and patents encompassed within PATENTS is set forth in APPENDIX A attached hereto. APPENDIX A shall be updated by IMMUNOGEN on a semi-annual basis during the term of this AGREEMENT, beginning in the first calendar year following the EFFECTIVE DATE.

         1.20 "PRODUCT" shall mean any composition of matter for use in the FIELD, the PATENTS and/or KNOW-HOW to which are owned in whole or in part or otherwise controlled by IMMUNOGEN, and to which IMMUNOGEN has the right to grant a license to SB in accordance with Article 2 of this AGREEMENT as of the EFFECTIVE DATE or acquires such right during the term of this AGREEMENT, which is directed against the CanAg Determinant whether such is unconjugated or conjugated to a radioisotope, cytotoxic chemical, biological toxin, chemical antineoplastic or biological antineoplastic, and shall include compositions comprising such composition of matter. An example of a PRODUCT includes, but is not limited to any antibody (whether fully human, fully murine, chimeric, or humanized, or otherwise derivatized) or fragment thereof, or any derivative thereof, which binds to the same epitope as the antibody produced by hybridoma cell line C242:II, which cell line has ECACC identification number 90012601, such as, but not limited to huC242-DM1. By the term 'CanAg Determinant' as used in this provision is meant the CA-242 antigen as such is defined in Column 4, line 30 of U.S. Patent 5,552,293, issued September 3, 1996, as well as in Johansson et al., Tumor Biol., 1991; 12:159-170.

         1.21 "P&U AGREEMENT" shall mean the License Agreement between Pharmacia and Upjohn AB, a company organized and existing under the laws of Sweden, having an address of Lindhagensgatan 133 SE-11287 Stockholm, Sweden and IMMUNOGEN, which was effective as of June 1, 1998, and amended by IMMUNOGEN and Pharmacia and Upjohn AB as of



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October 23, 1998. It is mutually understood that, as of the EFFECTIVE DATE, the rights granted to IMMUNOGEN by Pharmacia and Upjohn AB are limited to those defined in the P&U AGREEMENT.

         1.22 "PSB" shall mean any present or future AFFILIATE of SB or its sublicensees which conducts a Pharmaceutical Service Business for or on behalf of THIRD PARTIES, including, but not limited to, Pharmaceutical Benefits Management Services (hereinafter "PBM"), wholesaler distribution, pharmacy distribution, managed-care services, disease-management services, hospital services, or mail-order prescription pharmacy services. As of the EFFECTIVE DATE, an AFFILIATE of SB which is included within the definition of PBM is Diversified Pharmaceutical Services, a corporation of the state of Minnesota and having a place of business at 3600 West 80th Street, Seventh Floor, Bloomington, Minnesota 55431-1085, U.S.A.

         1.23 "SB" shall mean SmithKline Beecham Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, and having its principal office at One Franklin Plaza, Philadelphia, Pennsylvania 19101.

         1.24 "SPC" shall mean a right based upon a PATENT to exclude others from making, using or selling PRODUCT, such as a Supplementary Protection Certificate.

         1.25 "TAKEDA AGREEMENT" shall mean the April 8, 1994 License Agreement between Takeda Chemical Industries, Ltd. and IMMUNOGEN.

         1.26 "TERRITORY" shall mean all the countries and territories of the world except for Japan, China, Korea, Taiwan, Hong Kong, Burma, Malaysia, Philippines, Thailand, Vietnam, Singapore, India, Pakistan, Syria, Jordan, Lebanon and Saudi Arabia. In the event that IMMUNOGEN determines that the countries excluded from the TERRITORY are not subject to the TAKEDA AGREEMENT, IMMUNOGEN shall promptly notify SB, and if SB confirms IMMUNOGEN's determination, such countries shall thereafter automatically become part of the TERRITORY.

         1.27 "THIRD PARTY(IES)" shall mean any party other than SB and IMMUNOGEN.

         1.28 "U.S.A." shall mean the United States of America, including all of its territories and possessions


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         1.29 "ZENECA JOINDER" shall mean the receipt by IMMUNOGEN from Zeneca
Group PLC, a corporation of the country of England, having its registered office at 15 Stanhope Gate, London, W1Y6GN, England (hereinafter "Zeneca") of Zeneca's written consent to the P&U AGREEMENT and to IMMUNOGEN's grant of a sublicense to SB under IMMUNOGEN's rights under the P&U AGREEMENT, or the corresponding consent from an affiliate of Zeneca who has the right to grant such consent.

2.       GRANT

         2.01 IMMUNOGEN hereby grants to SB an exclusive license, with the right to grant sublicenses, under PATENTS and KNOW-HOW, to the extent of IMMUNOGEN's rights therein, to make, have made, use, sell, offer for sale and import PRODUCT in the FIELD in the TERRITORY, subject to the other terms and conditions of this AGREEMENT. The rights to make, have made, use, sell, offer for sale and import shall include all activities relevant to the FIELD concerning the subject matter of PATENTS and KNOW-HOW which activities would, but for the license herein granted, infringe PATENTS and KNOW-HOW.

3.       PAYMENTS AND ROYALTIES

         3.01 In consideration for the license under PATENTS and KNOW-HOW granted to SB in this AGREEMENT, SB shall make the following milestone payments to IMMUNOGEN, up to a maximum of forty-one million five hundred thousand U.S. dollars (U.S. $ 41,500,000) in the specified incremental amounts, within thirty
(30) days after the first occurrence of each of the following milestones, subject to any credit which may be due SB under Paragraphs 4.02(a) and 4.02(c), and subject to any reduction in the relevant payment amount, or elimination of SB's obligation to make any such payment, as outlined in Paragraphs 3.01(2),
(3), (7), (9), and (12):

[*]


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provided that:

     (1) each such payment shall be made only one time upon the first achievement of the relevant milestone, regardless of how many times such milestones are achieved and regardless of how many times PRODUCT achieves such milestones, and no payment shall be owed for a milestone which is not reached during the term of the AGREEMENT;

     (2) the term [*] as used in this Paragraph shall mean the

         [*]


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                  (a) Based on the results of the [*] , IMMUNOGEN will decide in good faith if [*] has been achieved and notify SB in writing of such achievement, including all of the data outlined in Paragraph 3.01(2)(i) - (v).
SB will review the same data in good faith. If SB concurs, based on such data, that a [*] has been achieved, the milestone outlined in Paragraph 3.01(b) shall be deemed to be achieved on the day of SB's concurrence. SB shall notify IMMUNOGEN, in writing, within thirty (30) days after receipt of IMMUNOGEN's written notification, and all data outlined in Paragraph 3.01(2)(i) - (v), whether or not SB has determined that a [*] has been achieved by June 30, 1999.

                  (b) Notwithstanding the above, if a [*] is not achieved by June 30, 1999:

                      (i) no payment shall be owed by SB to IMMUNOGEN under Paragraph 3.01(b),

                      (ii) no payments shall be owed by SB to IMMUNOGEN under Paragraphs 3.01(c), (d), and (e) for the achievement of the milestones related to [*] respectively,

                      (iii) SB's payment obligation under Paragraph 3.01(f) shall be reduced by [*] and

                      (iv) the provisions of Paragraph 5.07 shall be applicable.

                  (c) In the event that SB does not agree with IMMUNOGEN's assertion that a [*] has been achieved by June 30, 1999, SB shall so notify IMMUNOGEN in writing, and the parties shall promptly submit such issue thereafter to the Chairman, Research & Development of SB and the Chief Executive Officer of


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IMMUNOGEN for resolution. In the event that the Chairman, Research &
Development of SB and the Chief Executive Officer of IMMUNOGEN are unable to agree on the issue, then the parties shall submit such issue to a mutually acceptable THIRD PARTY who has suitable expertise on the topic in question (hereafter "Unaffiliated Expert"), such Unaffiliated Expert to be chosen by the parties within ten (10) business days after the Chairman, Research & Development of SB and the Chief Executive Officer of IMMUNOGEN are unable to agree on the issue, and request resolution within thirty (30) days after the date of such submission to such Unaffiliated Expert, and SB's obligation to make any payment under Paragraph 3.01(b) shall be stayed during the period of time that the Unaffiliated Expert is making a resolution of the matter. The resolution of such Unaffiliated Expert shall be binding upon both parties. If such Unaffiliated Expert determines that such [*] has been achieved by the required date, the expenses of engaging such Unaffiliated Expert for such determination shall be borne by SB, and SB shall owe IMMUNOGEN the payment under Paragraph 3.01(b), such payment to be made within thirty (30) days after the date of the Unaffiliated Expert's resolution of such matter. If such Unaffiliated Expert determines that such demonstration has not been achieved by the required date:

                      (i) the expenses of engaging such Unaffiliated Expert for such determination shall be borne by IMMUNOGEN, and

                      (ii) the provisions of Paragraph 3.01(2)(b) shall be applicable.

         (3) the term [*] as used in this Paragraph shall mean [*]


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         Notwithstanding the above, if [*] is not achieved by November 30, 1999, then either:

              (a) the payment outlined under Paragraph 3.01(c) shall be owed by SB to IMMUNOGEN if [*]

                                                                              or

              (b) if Paragraph 3.01(3)(a) is not applicable, the payment owed by SB to IMMUNOGEN under Paragraph 3.01(c) shall be reduced to [*] and SB's payment obligation thereunder shall not vest until the date SB has received [*] (as defined in Paragraph 3.01(3) except that the [*] and the following shall also be applicable:

                    (i) no payments shall be owed by SB to IMMUNOGEN under Paragraphs 3.01(d) and (e) for the achievement of the milestones related to [*] respectively, and

                   (ii) the provisions of Paragraph 5.08 shall be applicable.

         (4) the term [*] as used in this Paragraph shall mean the date on which the [*]

                           under this AGREEMENT in accordance with APPENDIX D,
which is intended to [*]

         (5) the term [*] as used in this Paragraph shall mean [*] such demonstration to be determined by SB using the same standards SB would use in assessing whether or not to [*]


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SB shall make its determination of whether or not [*] has been demonstrated no later than ninety (90) days after the [*] agreed by the JOINT DEVELOPMENT COMMITTEE and provisionally outlined as of the EFFECTIVE DATE in APPENDIX B, and SB shall notify IMMUNOGEN of its determination within the same time period;

         (6) by the term [*] as used in this Paragraph shall mean the earlier of;

                  (a) the date [*]

or

                  (b) the date [*]

         (7) by the term [*] with respect to each of the indicated milestones is meant that [*] will be paid for [*] indicated milestones to occur, i.e., up to a total of [*] provided that a milestone payment shall be due for [*]

         (8) by the term [*] as used in this Paragraph is meant, with respect
[*]

         (9) by the term [*] as used in this Paragraph is meant the [*]


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Notwithstanding the above, in the event that the [*] has not been achieved at the time that [*] is achieved [*] or IMMUNOGEN has not otherwise [*] SB shall owe IMMUNOGEN only [*] of the amount outlined in Paragraph 3.01(h) for such [*] milestone.

         (10) by the term [*] as used in this Paragraph is meant [*]

         (11) by the term [*] as used in this Paragraph is meant [*]

         (12) by the term [*] is meant that, [*]





         3.02 (i) In the event that Paragraph 5.07 is not applicable then, in further consideration for the licenses and sublicenses under PATENTS granted to SB under this AGREEMENT, and subject to Paragraph 4.02, SB shall make the following royalty payments to IMMUNOGEN on a per PRODUCT basis:

                  (a) [*] of annual NET SALES of such PRODUCT up to and including [*]

                  (b) [*] of annual NET SALES of such PRODUCT in excess of [*]) up to and including [*] and

                  (c) [*] of annual NET SALES of such PRODUCT in excess of [*]


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provided that, for purposes of this Paragraph, achievement of the NET SALES thresholds recited above shall be determined by adding the total annual NET SALES of such PRODUCT during each calendar year in all countries of the TERRITORY in which there is an issued PATENT which claims the particular PRODUCT at the time such NET SALES of such PRODUCT occur.

                  (ii) In the event that Paragraph 5.07 is applicable then, in further consideration for the licenses and sublicenses under PATENTS granted to SB under this AGREEMENT, and subject to Paragraph 4.02, SB shall make the following royalty payments to IMMUNOGEN on a per PRODUCT basis:

                      (a) [*] of annual NET SALES of such PRODUCT up to and including [*] and

                      (c) [*] of annual NET SALES of such PRODUCT in excess of [*] provided that, for purposes of this Paragraph, achievement of the NET SALES thresholds recited above shall be determined by adding the total annual NET SALES of such PRODUCT during each calendar year in all countries of the TERRITORY in which there is an issued PATENT which claims the particular PRODUCT at the time such NET SALES of such PRODUCT occur.

         3.03 As further consideration for the license to KNOW-HOW granted to SB under this AGREEMENT, in those countries of the TERRITORY in which NET SALES of a particular PRODUCT are not subject to the royalty obligation outlined in Paragraph 3.02, royalties payable by SB to IMMUNOGEN shall be calculated separately on each such PRODUCT at [*] the applicable royalty rates set forth in Paragraph 3.02.

         3.04 NET SALES of PRODUCT formulated in combination with one or more additional therapeutically active ingredients shall be calculated separately from the royalties outlined in Paragraphs 3.02 and 3.03, and [*] of the royalties outlined in Paragraphs 3.02 and 3.03 [*]

         3.05 [*] of the royalties outlined in Paragraphs 3.02 and 3.03 for NET SALES of PRODUCT if SB determines that it wants to promote PRODUCT for other than human prescription pharmaceutical use (e.g., over-the-counter, diagnostic, pharmacy only) [*], in good faith, by the parties.


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         3.06 SB's royalty obligations under Paragraph 3.02 shall become effective in each country in the TERRITORY at such time as there is a LAUNCH of PRODUCT by SB, its AFFILIATES or its sublicensees in such country and there is an enforceable PATENT granted in such country claiming the PRODUCT sold. SB's royalty obligations under Paragraph 3.03 shall become effective in each country in the TERRITORY either (a) at such time as there is a LAUNCH of PRODUCT by SB, its AFFILIATES or its sublicensees in those countries of the TERRITORY in which the PRODUCT is not subject to the royalty obligation outlined in Paragraph 3.02, or (b) after the expiration in such country of the royalty obligation outlined in Paragraph 3.02 subject to Paragraph 10.01.

         3.07 In the event that any person or party initiates any legal or administrative proceeding challenging the validity, scope or enforceability of a PATENT in any country in the FIELD in the TERRITORY, such as by opposing the grant of the PATENT in the European Patent Office, and in the event such challenge were successful, there would be no PATENT claiming the PRODUCT sold in such country, then, at the time there is a THIRD PARTY product on the market in such country, the making, use or sale of which is covered by the challenged PATENT, the royalty obligation in Paragraph 3.03 shall be applicable to NET SALES in such country during the pendency of the proceeding, and the royalty obligation on NET SALES in such country outlined in Paragraph 3.02 shall be [*]:

                  (a) If the enforceability of at least one claim in the PATENT claiming the PRODUCT sold is upheld by a court or other legal or administrative tribunal from which no appeal is or can be taken, then the amount of royalties owed under Paragraph 3.02 during the period of suspension, less any amount paid under Paragraph 3.03, shall be promptly paid [*], to IMMUNOGEN from [*].

                  (b) If the claims in the PATENT are held to be invalid or otherwise unenforceable by a court or other legal or administrative tribunal from which no appeal is or can be taken, then (i) the amount of royalties which would have otherwise been owed under Paragraph 3.02 during the period of suspension shall be promptly paid, [*], to SB [*], (ii) no further royalties under Paragraph 3.02 shall be


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owed with respect to the sale of such PRODUCT in such country, (iii) the royalty obligation in Paragraph 3.03 shall thereafter be applicable in such country, and
(iv) SB shall retain the licenses granted herein.

         3.08 In addition to the payments set forth in Paragraphs 3.01 through 3.07, and provided that Paragraph 5.07 is not applicable, SB shall purchase from IMMUNOGEN, at IMMUNOGEN's option, up to five million U.S. dollars (U.S. $5,000,000) worth of IMMUNOGEN common stock pursuant to the terms and conditions of a separate Stock Purchase Agreement to be executed simultaneously herewith.

4.       COMPULSORY LICENSES AND THIRD PARTY LICENSES

         4.01 In the event that a governmental agency in any country or territory of the TERRITORY grants or compels IMMUNOGEN to grant a license to any THIRD PARTY for PRODUCT, SB shall have the benefit in such country or territory of the terms granted to such THIRD PARTY to the extent that such terms are more favorable than those of this AGREEMENT. SB shall have the same benefit in all countries and territories outside the country in which the compulsory license is granted in which the THIRD PARTY product is sold in competition with SB if the THIRD PARTY compulsory licensee's sales in such other countries and territories are permitted by the compulsory license.

         4.02 It is acknowledged that prior to the EFFECTIVE DATE, IMMUNOGEN and SB have each entered into certain THIRD PARTY license agreements in the TERRITORY, or may enter into certain additional THIRD PARTY license agreements in the TERRITORY after the EFFECTIVE DATE, under which payments will be required in order to avoid infringement during the exercise of the license herein granted (collectively "Third Party License Agreements").

                  (a) Payments Required by the P&U AGREEMENT: [*] Pharmacia and Upjohn AB, a company organized and existing under the laws of Sweden, having an address of Lindhagensgatan 133 SE-11287 Stockholm, Sweden (hereafter "P&U"), [*], all payments which are accrued by IMMUNOGEN under the P&U AGREEMENT after the EFFECTIVE DATE and which are required as a direct result of SB's or IMMUNOGEN's activities in the TERRITORY in the FIELD under this AGREEMENT


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(hereafter "P&U Payments") in accordance with the provisions of the P&U
AGREEMENT. [*]. It is understood that SB shall have no liability for any payments owed by IMMUNOGEN under the P&U AGREEMENT which are related to the activities of IMMUNOGEN or its licensees outside of the FIELD and/or outside of the TERRITORY.

                  (b) Payments Required by Third Party License Agreements Other than the P&U AGREEMENT Entered Into by IMMUNOGEN Prior to or During the Term of this AGREEMENT: IMMUNOGEN shall have sole financial responsibility for all royalty and other payments required to be paid by IMMUNOGEN under any Third Party License Agreements entered into by IMMUNOGEN [*] as a result of either party's activities under this AGREEMENT, including, without limitation, the TAKEDA AGREEMENT, or under any agreement between IMMUNOGEN and Zeneca (as defined in Paragraph 1.29) related to the subject matter of the P&U AGREEMENT, or as a result of IMMUNOGEN's or its licensee's activities outside of the TERRITORY or outside of the FIELD, such payments to be made by IMMUNOGEN directly to the relevant THIRD PARTY in accordance with the provisions of the applicable Third Party License Agreement.

                  (c) Payments Required by Third Party License Agreements Entered Into by SB Prior to or During the Term of this AGREEMENT: [*] all royalty or other payments required to be paid by SB under any such Third Party License Agreements which payments are required as a result of either IMMUNOGEN's or SB's activities under this AGREEMENT, [*] directly to the relevant THIRD PARTY in accordance with the provisions of the applicable Third Party License Agreement. SB agrees that [*]

5.       DEVELOPMENT AND SUPPLY OF PRODUCT

         5.01 As of the EFFECTIVE DATE, SB shall have full control and authority over the research, development, registration and commercialization of PRODUCT in the FIELD in the TERRITORY, including preclinical work (e.g., pharmaceutical development work on the final formulation) and all clinical studies, and all such activity shall be undertaken at SB's expense, except as otherwise provided in this AGREEMENT, specifically in Article 5. SB will exercise its reasonable efforts and diligence in developing and commercializing PRODUCT in accordance with its business, legal, medical and scientific judgment, and in undertaking investigations and actions required to obtain appropriate governmental approvals to market PRODUCT in the FIELD in the TERRITORY, such reasonable efforts and diligence to be in accordance with the efforts and resources SB would use for a compound owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the compound, the regulatory structure involved, the profitability of the applicable products, and other relevant factors including, without limitation, technical, legal, scientific or medical factors.

         5.02 (a) Promptly after the EFFECTIVE DATE, the parties shall form a JOINT DEVELOPMENT COMMITTEE whose mandate shall be to direct the regulatory and scientific development of PRODUCT necessary to receive regulatory approval for the commercialization of PRODUCT in the FIELD in the TERRITORY. The ongoing existence of the JOINT DEVELOPMENT COMMITTEE shall be subject to Paragraph 5.07. Within thirty (30) days following the EFFECTIVE DATE, the parties shall each nominate up to three (3) representatives for membership on the JOINT DEVELOPMENT COMMITTEE. Membership shall include representation from each party's scientific, clinical development, and regulatory affairs departments and/or representation from such other departments as the JOINT DEVELOPMENT COMMITTEE may deem appropriate. Each party may change its representatives on the JOINT DEVELOPMENT COMMITTEE as it may deem necessary to reflect the stage of development or commercialization of PRODUCT by notice to the other party. The input of the IMMUNOGEN representatives on the JOINT DEVELOPMENT COMMITTEE shall be fully considered by the JOINT DEVELOPMENT COMMITTEE, provided however, that all decisions of the JOINT DEVELOPMENT COMMITTEE shall be subject to the final approval of SB.

                  (b) Notwithstanding the JOINT DEVELOPMENT COMMITTEE, and subject to Paragraph 5.07, the respective PRODUCT project teams from each party shall meet as often as they may deem appropriate, either by telephone or by meetings at appropriate locations as they may deem appropriate, to discuss each party's respective development efforts with respect to PRODUCT. Each party shall bear all expenses, including travel and lodging expense, that may be incurred by its project team representatives as a result of such meetings.

                  (c) Notwithstanding any other provision of this AGREEMENT except for Paragraph 5.07, IMMUNOGEN will have the responsibilities outlined in APPENDIX D with respect to the development of huC242-DM1, provided that all such responsibilities shall be conducted in strict accordance with the directions of the JOINT DEVELOPMENT COMMITTEE, including, without limitation, seeking approval of the JOINT DEVELOPMENT COMMITTEE in advance of initiating any of the activities outlined in APPENDIX D, or if work is already in progress, prior to completing the activity, seeking approval from the JOINT DEVELOPMENT COMMITTEE on the design of protocols and methodologies, as well as selection of specification standards and THIRD PARTY contractors, where appropriate. and further provided that all such responsibilities shall be conducted at IMMUNOGEN's expense. Any approvals required by the JOINT DEVELOPMENT COMMITTEE shall be determined in accordance with the rules and regulations of the FDA.

                  (d) [*]

         5.03 The chairman of the JOINT DEVELOPMENT COMMITTEE shall be one of the SB representatives on the JOINT DEVELOPMENT COMMITTEE, except that, during the first twelve (12) months after the EFFECTIVE DATE, the JOINT DEVELOPMENT COMMITTEE shall be co-chaired by one of the SB representatives on the JOINT DEVELOPMENT COMMITTEE and one of the IMMUNOGEN representatives on the JOINT DEVELOPMENT COMMITTEE. All decisions of the JOINT DEVELOPMENT COMMITTEE shall be subject to the approval of the SB chairman (including during the period where there is a Co-Chair from IMMUNOGEN). The JOINT DEVELOPMENT COMMITTEE shall meet on a semi-annual basis, or more frequently if otherwise agreed, unless no later than thirty (30) days in advance of any meeting there is a determination by the Chairman (or Co-Chairmen during the first twelve (12) months) of the JOINT DEVELOPMENT COMMITTEE that no new business or other activity has transpired since the previous meeting, and that there is no need for a meeting. In such instance, the next semi-annual meeting will be scheduled. The location of such meetings shall alternate between IMMUNOGEN's offices in the Cambridge, Massachusetts metropolitan area and SB's offices in the Philadelphia, Pennsylvania metropolitan area unless otherwise agreed upon between the parties. JOINT DEVELOPMENT COMMITTEE meetings may not necessarily be face-to-face meetings but, upon the agreement of both parties, can be via other methods of communication such as teleconferences and/or videoconference. Each party shall bear all expenses, including travel and lodging expense, that may be incurred by its JOINT DEVELOPMENT COMMITTEE representatives as a result of such meetings. Minutes of each JOINT DEVELOPMENT COMMITTEE meeting will be transcribed and issued to the members of the JOINT DEVELOPMENT COMMITTEE by the Chairman, or the SB co-chair as the case may be, within thirty (30) days after each meeting and shall be reviewed and modified as mutually required to obtain approval promptly thereafter. The first meeting of the JOINT DEVELOPMENT COMMITTEE shall occur within thirty (30) days after the EFFECTIVE DATE at a mutually acceptable location. The purpose of the initial meeting shall be to review the current status of the development of PRODUCT in the world, particularly the TERRITORY.

         5.04 (a) SB shall keep IMMUNOGEN informed of the progress of SB's efforts to develop and commercialize PRODUCT in the FIELD in the TERRITORY via the JOINT DEVELOPMENT COMMITTEE (for so long as it is in existence), and directly through IMMUNOGEN's designated representative after the JOINT DEVELOPMENT COMMITTEE is no longer in existence, provided that, notwithstanding the above, in no event shall SB be obligated to disclose or transfer to IMMUNOGEN or its designee any SB technology for the manufacture, purification, formulation of monoclonal antibodies, or the conjugation of monoclonal antibodies to any moiety (such as, without limitation, any radioisotope, cytotoxic chemical, biological toxin, chemical antineoplastic or biological antineoplastic conjugate). Nothing in this provision or any other provision of this AGREEMENT shall be construed as a grant to IMMUNOGEN of any rights or license with respect to any know-how owned or controlled by SB, any information transferred to IMMUNOGEN under this AGREEMENT, or any patents, trademarks, or other technical information owned or controlled by SB, and IMMUNOGEN warrants and represents that it shall not transfer or disclose any such know-how, information, patents or trademarks to any THIRD PARTY without SB's prior written consent, except to the extent that such disclosure is required by regulatory authorities.

                  (b) (i) IMMUNOGEN shall keep SB informed of the progress of IMMUNOGEN's efforts (and the efforts of its licensees) to develop and commercialize PRODUCT outside of the TERRITORY via the JOINT DEVELOPMENT COMMITTEE to the extent that IMMUNOGEN is not prohibited from doing so by the TAKEDA AGREEMENT. Notwithstanding any other provision of this AGREEMENT, IMMUNOGEN warrants and represents that (a) neither it nor any of its licensees shall begin any clinical development of PRODUCT outside of the TERRITORY until IMMUNOGEN has received prior written approval from the JOINT DEVELOPMENT COMMITTEE, and (b) IMMUNOGEN shall not share any KNOW-HOW or other data generated by SB or IMMUNOGEN under this

AGREEMENT with any THIRD PARTY who is developing and/or commercializing PRODUCT outside of the TERRITORY.

                  (ii) In addition, IMMUNOGEN shall provide the JOINT DEVELOPMENT COMMITTEE with summaries of the protocols for IMMUNOGEN's preclinical and clinical studies for PRODUCT outside of the TERRITORY prior to carrying out such studies to the extent that IMMUNOGEN is not prohibited from doing so by the TAKEDA AGREEMENT, and IMMUNOGEN warrants and represents that it shall not carry out any such studies until IMMUNOGEN has received prior written approval from the JOINT DEVELOPMENT COMMITTEE.

                  (iii) In the event that IMMUNOGEN believes that the JOINT DEVELOPMENT COMMITTEE is being unreasonable in not providing the requisite written approval under Paragraph 5.04(b)(i) or (ii), it shall so notify SB in writing and, at IMMUNOGEN's request, the parties shall promptly submit such issue thereafter to a mutually acceptable THIRD PARTY who has suitable expertise on the topic in question (hereafter "Unaffiliated Expert"), such Unaffiliated Expert to be chosen by the parties within ten (10) business days after IMMUNOGEN has provided such written notice to SB, and request resolution of such issue within thirty (30) days after such submission to such Unaffiliated Expert. The resolution of such Unaffiliated Expert shall be binding upon both parties. If such Unaffiliated Expert determines that the JOINT DEVELOPMENT COMMITTEE was appropriate in withholding the requisite written approval under Paragraph 5.04(b)(i) or (ii), whichever is relevant, the expenses of engaging such Unaffiliated Expert for such determination shall be borne by IMMUNOGEN. If such Unaffiliated Expert determines that the JOINT DEVELOPMENT COMMITTEE was not appropriate in withholding the requisite written approval under Paragraph 5.04(b)(i) or (ii), whichever is relevant, the expenses of engaging such Unaffiliated Expert for such determination shall be borne by SB.

              (c) IMMUNOGEN shall promptly provide SB, free of charge, via the JOINT DEVELOPMENT COMMITTEE, with the data from all studies related to PRODUCT to support registration of PRODUCT outside of the TERRITORY which have been completed as of the EFFECTIVE DATE and from all future JOINT DEVELOPMENT COMMITTEE approved studies to support registration of PRODUCT outside of the TERRITORY to the extent that

IMMUNOGEN is not prohibited from doing so by the TAKEDA AGREEMENT, provided that SB shall use such data exclusively to support registration by or on behalf of SB of PRODUCT in the FIELD in the TERRITORY, and shall otherwise keep such information confidential according to the provisions of this AGREEMENT. In addition, to the extent that IMMUNOGEN is not prohibited from doing so by the TAKEDA AGREEMENT, SB shall be permitted, free of charge, to have access to IMMUNOGEN's or its licensees' regulatory dossiers for PRODUCT outside the TERRITORY, provided that SB shall use such dossiers exclusively to support SB's registration files for PRODUCT in the FIELD in the TERRITORY, and shall otherwise keep such information confidential according to the provisions of this AGREEMENT.

         5.05 In addition to the assistance outlined in Paragraph 5.04(b), SB's access to IMMUNOGEN's data and regulatory dossiers as outlined in Paragraph 5.04(c), and IMMUNOGEN's participation in the JOINT DEVELOPMENT COMMITTEE as outlined in this Article 5, IMMUNOGEN shall provide to SB, at SB's request, technical assistance within its area of expertise concerning development, registration, production and commercialization of PRODUCT. Provision of such technical assistance shall include, but not be limited to, visits by IMMUNOGEN personnel to SB, [*] and visits by SB personnel to IMMUNOGEN, [*], at times and for periods of time upon which the JOINT DEVELOPMENT COMMITTEE will agree, and supply of any KNOW-HOW that SB may require, provided that [*].

         5.06     (a)      [*] Requirements:

                           In the event that Paragraph 5.07 is not applicable,
and the JOINT DEVELOPMENT COMMITTEE determines that [*] for [*] should be conducted, IMMUNOGEN shall be responsible for [*] required for the [*] as provided in APPENDIX D, as well as [*] required for the [*] The [*] of such [*] shall be as specified in the [*] [*] attached hereto as APPENDIX B as such may be modified by the JOINT DEVELOPMENT

COMMITTEE. The form and timing of such [*] shall be as specified by IMMUNOGEN and approved, in writing, by the JOINT DEVELOPMENT COMMITTEE. The "Specifications" of such [*] (i.e. the [*] and [*]) shall be as determined by IMMUNOGEN and approved, in writing, by the JOINT DEVELOPMENT COMMITTEE. [*]. Any of such [*] held by IMMUNOGEN which is remaining after the completion of its [*] obligations with respect to [*] [*] attached hereto as APPENDIX B [*] IMMUNOGEN warrants and represents that:

                  (i)   [*]

                  (ii)  it will not make any commitments for [*]

                  (iii) [*]

                  (iv)  [*]

                  (v)   [*]

SB shall be responsible, at its expense, for [*].

                  (b)      [*] Requirements:

                           Except as otherwise provided in Paragraph 5.06(a),
[*].

         5.07 Notwithstanding any other provision of this AGREEMENT, in the event that the [*] (as defined in Paragraph 3.01(2)) is not achieved by June 30, 1999:

                  (a) IMMUNOGEN shall thereafter have none of the responsibilities for [*] as outlined in APPENDIX B, or for development as outlined in APPENDIX D;

                  (b) IMMUNOGEN will immediately transfer to SB all KNOW-HOW for PRODUCT then known to the extent that such has not already been transferred to SB;

                  (c) IMMUNOGEN will still retain the responsibilities outlined in Paragraphs 5.04(b), 5.04(c), and 5.05;

                  (d) the JOINT DEVELOPMENT COMMITTEE will no longer exist, and IMMUNOGEN will interact with SB's designated representative for the purposes of carrying out IMMUNOGEN's responsibilities outlined in Paragraphs 5.04(b), 5.04(c), and 5.05;

                  (e) the provisions of Paragraph 3.01(2)(b) shall be applicable;

                  (f) the provisions of Paragraph 3.02(ii) shall be applicable; and

                  (g) any PRODUCT, or components or intermediates thereof, which were produced by or on behalf of IMMUNOGEN for the purposes of this AGREEMENT and which are remaining and either in IMMUNOGEN's possession, or to which IMMUNOGEN is otherwise entitled to, shall be promptly transferred to SB.

         5.08 Notwithstanding any other provision of this AGREEMENT, in the event that the provisions of Paragraph 5.07 are not applicable, but [*] (as defined in Paragraph 3.01(3)) is not achieved by November 30, 1999 or is not achieved in accordance with Paragraph 3.01(3)(a):

                  (a) IMMUNOGEN shall thereafter have none of the responsibilities for [*] as outlined in APPENDIX B, or for development as outlined in APPENDIX D;

                  (b) IMMUNOGEN will immediately transfer to SB all KNOW-HOW for PRODUCT then known to the extent that such has not already been transferred to SB;

                  (c) IMMUNOGEN will still retain the responsibilities outlined in Paragraphs 5.04(b), 5.04(c), and 5.05;

                  (d) the JOINT DEVELOPMENT COMMITTEE will no longer exist, and IMMUNOGEN will interact with SB's designated representative for the purposes of carrying out IMMUNOGEN's responsibilities outlined in Paragraphs 5.04(b), 5.04(c), and 5.05;

                  (e) the provisions of Paragraphs 3.01(3)(b) shall be applicable;

and

                  (f) any PRODUCT, or components or intermediates thereof, which were produced by or on behalf of IMMUNOGEN and which are remaining shall be promptly transferred to SB.

         5.09 Notwithstanding any other provision of this AGREEMENT, in the event that the [*] (as defined in Paragraph 3.01(2)) is achieved by June 30, 1999, IMMUNOGEN will immediately transfer to SB all KNOW-HOW including, without limitation, all PRODUCT and process history for PRODUCT, then known to the extent that such has not already been transferred to SB.

         5.10 Notwithstanding any other provision of this AGREEMENT, on the date that IMMUNOGEN receives payment from SB under Paragraph 3.01(f) for [*] (as defined in Paragraph 3.01(5)), all of IMMUNOGEN's rights and interests in the [*] which was the subject of the [*] (as defined in Paragraph 3.01(2)) shall immediately transfer to SB, except that IMMUNOGEN shall retain the right to use such [*] for the purposes of fulfilling its obligations under Article 5, APPENDIX B, and APPENDIX D.

6.       EXCHANGE OF INFORMATION AND CONFIDENTIALITY

         6.01 Promptly after the EFFECTIVE DATE, IMMUNOGEN shall disclose and supply to SB all KNOW-HOW. Thereafter, IMMUNOGEN shall promptly disclose and supply to SB any further KNOW-HOW which may become known to IMMUNOGEN. Such disclosure shall include, without limitation, any improvements to huC242-DM1, any derivatives or analogs to huC242-DM1, any KNOW-HOW relating to MAY, including any derivatives or analogs of

DM1, or any PRODUCT in addition to huC242-DM1 made and/or tested or otherwise evaluated by IMMUNOGEN.

         6.02 (a) As used in this Paragraph, the term "Adverse Experience(s)" shall mean any noxious, pathological or unintended change in anatomical, physiological or metabolic function as indicated by physical signs, symptoms and/or laboratory changes occurring in clinical trials, post-marketing surveillance, or clinical practice during use of PRODUCT, or published in the medical literature, whether or not considered causally related to PRODUCT. This includes an exacerbation of a pre-existing condition, intercurrent illness (i.e., a disease occurring in the course of another disease), drug interaction, significant worsening of a disease under investigation or treatment, and significant failure of expected pharmacological or biological action.

                  (b) For the reporting of Adverse Experiences related to PRODUCT to regulatory authorities throughout the TERRITORY, the responsibilities of the parties shall be performed in accordance with the pharmacovigilance agreement attached to this AGREEMENT as APPENDIX C.

                  (c) In the event that, as a result of the TAKEDA AGREEMENT, Takeda Chemical Industries, Ltd. decides to develop PRODUCT outside of the TERRITORY, IMMUNOGEN shall use its commercially reasonable efforts to execute a pharmacovigilance agreement with Takeda Chemical Industries, Ltd. which is consistent with the terms and conditions of the pharmacovigilance agreement attached to this AGREEMENT as APPENDIX C. Notwithstanding the above, IMMUNOGEN acknowledges that SB will need Adverse Experience data related to PRODUCT generated by Takeda Chemical Industries, Ltd. and its licensees outside of the TERRITORY to enable SB to comply with the Adverse Experience reporting requirements inside of the TERRITORY, and IMMUNOGEN warrants and represents that, in the event that it is unable to execute the aforementioned pharmacovigilance agreement with Takeda Chemical Industries, Ltd., IMMUNOGEN will supply to SB, in accordance with the terms and conditions of the pharmacovigilance agreement attached to this AGREEMENT as APPENDIX C, all relevant Adverse Experience data related to PRODUCT generated by Takeda Chemical Industries, Ltd. and its licensees outside of the TERRITORY to the extent that IMMUNOGEN is able to acquire access to such data.

         6.03 During the term of this AGREEMENT and for five (5) years thereafter, or ten (10) years with respect to information which is subject to the confidentiality obligation outlined in the P&U AGREEMENT, irrespective of any termination earlier than the expiration of the term of this AGREEMENT, IMMUNOGEN and SB shall not use or reveal or disclose to THIRD PARTIES any confidential information received from the other party or otherwise developed by either party in the performance of activities in furtherance of this AGREEMENT without first obtaining the written consent of the disclosing party, except as may be otherwise provided herein, or as may be required for purposes of investigating, developing, manufacturing or marketing PRODUCT or for securing essential or desirable authorizations, privileges or rights from governmental agencies, or is required to be disclosed to a governmental agency or is necessary to file or prosecute patent applications concerning PRODUCT or to carry out any litigation concerning PRODUCT. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, or is already in the possession of the receiving party, or is disclosed to the receiving party by a THIRD PARTY having the right to do so, or is subsequently and independently developed by employees of the receiving party or AFFILIATES thereof who had no knowledge of the confidential information disclosed, or is required by law to be disclosed. In addition, this confidentiality obligation shall not apply to IMMUNOGEN with respect to any information transferred by SB to IMMUNOGEN under Paragraph 10.04, but only to the extent necessary to enable IMMUNOGEN or its subsequent PRODUCT sublicensees to develop and/or commercialize PRODUCT in the TERRITORY. The parties shall take the same measures it employs internally to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

         6.04 Nothing herein shall be construed as preventing SB from disclosing any information received from IMMUNOGEN to an AFFILIATE, sublicensee or distributor of SB, provided, in the case of a sublicensee or distributor, such sublicensee or distributor has undertaken a similar obligation of confidentiality with respect to the confidential information.

         6.05 All confidential information disclosed by one party to the other shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this AGREEMENT based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other legal or administrative tribunal or appointee, as appropriate (i) that confidential information received from the other party under this AGREEMENT remains the property of the other party and
(ii) of the confidentiality obligations under this AGREEMENT. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's confidential information and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this AGREEMENT.

         6.06 No public announcement or other disclosure to THIRD PARTIES concerning the existence of or terms of this AGREEMENT shall be made, either directly or indirectly, by any party to this AGREEMENT, except as may be legally required or as may be required for recording purposes, without first obtaining the written approval of the other party and agreement upon the nature and text of such announcement or disclosure. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. Once any such public announcement or disclosure has been approved in accordance with this Paragraph, then either party may appropriately communicate information contained in such permitted announcement or disclosure, but only to the extent disclosed, without further approval from the other party. Each party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this AGREEMENT to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosure. The Parties will, promptly after the EFFECTIVE DATE, agree to the nature and text of an announcement and disclosure of the existence of this AGREEMENT.

         6.07 IMMUNOGEN shall not submit for written or oral publication any manuscript, abstract or the like which includes data or other information relating to PRODUCT without first obtaining the prior written consent of SB, which consent shall not be unreasonably withheld or delayed. The contribution of each party shall be noted in all publications or presentations by acknowledgment or coauthorship, whichever is appropriate. In the event that, as a result of the

TAKEDA AGREEMENT, Takeda Chemical Industries, Ltd. decides to develop PRODUCT outside of the TERRITORY, IMMUNOGEN shall use its commercially reasonable efforts to bind Takeda Chemical Industries, Ltd. to a publication clause which is consistent with this Paragraph 6.07, and in such event, IMMUNOGEN shall not grant consent to any Takeda Chemical Industries, Ltd. publication without first obtaining the prior written consent of SB, which consent shall not be unreasonably withheld.

         6.08 Nothing in this AGREEMENT shall be construed as preventing or in any way inhibiting SB from complying with statutory and regulatory requirements governing the development, manufacture, use and sale or other distribution of PRODUCT in any manner which it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities confidential or other information received from IMMUNOGEN or THIRD PARTIES.

7.       PATENT PROSECUTION AND LITIGATION

         7.01 Each party shall have and retain sole and exclusive title to all inventions, discoveries and know-how which are made, conceived, reduced to practice or generated by its employees, agents, or other persons acting under its authority in the course of or as a result of this AGREEMENT. Notwithstanding the foregoing, each party shall own a fifty percent (50%) undivided interest in all such inventions, discoveries and know-how which are made, conceived, reduced to practice or generated jointly by employees, agents, or other persons acting under the authority of both parties in the course of or as a result of this AGREEMENT.

         7.02 IMMUNOGEN warrants and represents that it has disclosed to SB the complete texts of all patent applications filed by IMMUNOGEN as of the EFFECTIVE DATE which relate to PRODUCT as well as all information received as of the EFFECTIVE DATE concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a PATENT anywhere in the TERRITORY. IMMUNOGEN further warrants and represents that it will disclose to SB the complete texts of all patent applications filed by IMMUNOGEN after the EFFECTIVE DATE which relate to PRODUCT as well as all information received after the EFFECTIVE DATE concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a PATENT anywhere in the

TERRITORY. SB shall have the right to review all such pending applications and other proceedings and make recommendations to IMMUNOGEN concerning them and their conduct. IMMUNOGEN agrees to keep SB promptly and fully informed of the course of patent prosecution or other proceedings, such as by providing SB with copies of substantive communications, search reports and third party observations submitted to or received from patent offices or its THIRD PARTY licensors throughout the TERRITORY. SB shall provide such patent consultation to IMMUNOGEN at no cost to IMMUNOGEN. SB shall hold all information disclosed to it under this section as confidential subject to the provisions of Paragraphs 6.03 and 6.04.

         7.03 During the term of this AGREEMENT, SB shall, [*], file, prosecute and maintain PATENTS, including those which embrace inventions outlined in Paragraph 7.01 in which IMMUNOGEN has an ownership interest, to the extent that such is permitted by the P&U AGREEMENT and the TAKEDA AGREEMENT. IMMUNOGEN shall have the right, but not the obligation, to assume responsibility for any PATENT or any part of a PATENT, at IMMUNOGEN's expense, which SB intends to abandon or otherwise cause or allow to be forfeited. SB shall give IMMUNOGEN reasonable written notice prior to abandonment or other forfeiture of any PATENT or any part of a PATENT so as to permit IMMUNOGEN to exercise its rights under this Paragraph.

         7.04 In the event of the institution of any suit by a THIRD PARTY against IMMUNOGEN, SB, its AFFILIATES, its sublicensees or distributors for patent infringement involving the manufacture, use, sale, distribution or marketing of PRODUCT anywhere in the TERRITORY, the party sued shall promptly notify the other party in writing. SB shall have the right, but not the obligation, to defend such suit at its own expense. IMMUNOGEN and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party, except that the requesting party shall reimburse the other party's reasonable out-of-pocket expense (other than legal fees or expenses) incurred by the other party in providing such assistance.

         7.05 In the event that IMMUNOGEN or SB becomes aware of actual or threatened infringement of a PATENT anywhere in the TERRITORY, that party shall promptly notify the other party in writing. With respect to any PATENT owned by IMMUNOGEN, SB shall have the first right, but not the obligation, to bring, at its own expense, an infringement action against any THIRD PARTY and to use IMMUNOGEN's name in connection therewith and to name IMMUNOGEN as a party thereto. If SB does not commence a particular infringement action within ninety (90) days of receipt of the notice of infringement, then IMMUNOGEN, after notifying SB in writing, shall be entitled to bring such infringement action at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof subject to Paragraph 7.07. In any event, IMMUNOGEN and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party, except that the requesting party shall reimburse the other party's reasonable out-of-pocket expense (other than legal fees or expenses) incurred by the other party in providing such assistance.

         7.06 In any action brought pursuant to Paragraph 7.05, the party bringing the action shall indemnify the other party, its officers, directors, shareholders, employees, agents, successors and assigns from any loss, damage or liability, including attorney's fees and costs, which may result from claims, counterclaims or crossclaims asserted by a defendant, except to the extent that such losses, damages or liabilities result from the negligence or willful misconduct of the other party.

         7.07 IMMUNOGEN and SB shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. Any excess amount shall [*].

         7.08 The parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning PRODUCT, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a party pursuant to this Article 7 may be entered into without the consent of the other party if such settlement would require the other party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other party's rights under this AGREEMENT.

         7.09 SB shall have the right but not the obligation to seek extensions of the terms of PATENTS owned by IMMUNOGEN. At SB's request, IMMUNOGEN shall either authorize SB to act as IMMUNOGEN's agent for the purpose of making any application for any extensions of the term of PATENTS and provide reasonable assistance therefor to SB or shall diligently seek to obtain such extensions, [*].

         7.10 At SB's request, IMMUNOGEN shall seek to obtain SPCs based on PATENTS owned by IMMUNOGEN or authorize SB to obtain SPCs based on such PATENTS on IMMUNOGEN's behalf. Where SB holds a relevant Marketing Authorization, SB shall provide to IMMUNOGEN a copy of said Marketing Authorization and any information necessary for the purpose of obtaining an SPC based on a PATENT owned by IMMUNOGEN.

         7.11 At SB's request, IMMUNOGEN shall cooperate with SB to obtain "pipeline" protection for PATENTS owned by IMMUNOGEN which may be available under the patent laws of countries in the TERRITORY in which the patent laws thereof are amended to provide improved protection for PRODUCT.

8.       TRADEMARKS AND NON-PROPRIETARY NAMES

         8.01 SB shall be responsible for the selection of all trademarks which it employs in connection with PRODUCT in the TERRITORY and shall own and control such trademarks. SB shall be responsible for registration and maintenance of all such trademarks. Nothing in this AGREEMENT shall be construed as a grant of rights, by license or otherwise, to IMMUNOGEN to use such trademarks or any other trademarks or tradenames owned by SB for any purpose. SB shall own such tradenames and trademarks and shall retain such ownership upon termination or expiration of this AGREEMENT.

         8.02 SB, at its expense, shall be responsible for the selection and registration of non-proprietary names for PRODUCT in the FIELD in the TERRITORY.

9.       STATEMENTS AND REMITTANCES

         9.01 SB shall keep and require its AFFILIATES and sublicensees to keep complete and accurate records of all sales of PRODUCT under the licenses granted herein. IMMUNOGEN shall have the right, at IMMUNOGEN's expense, through a certified public accountant or like person reasonably acceptable to SB, to examine such records during regular business hours during the life of this AGREEMENT and for six (6) months after its termination; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding two (2) calendar years and provided further that such accountant shall report to IMMUNOGEN only as to the accuracy of the royalty statements and payments.

         9.02 Within [*] days after the end of each quarter, SB shall provide a true accounting of all PRODUCT sold by SB, its AFFILIATES and its sublicensees in the FIELD during such quarter in the TERRITORY, and SB shall, at the same time, pay any royalties due for such quarter under Article 3, subject to any credits which may be due SB under Paragraph 4.02(a) and 4.02(c). Such accounting shall show sales on a country-by-country and PRODUCT-by-PRODUCT basis.

         9.03 Any tax, duty or other levy paid or required to be withheld by SB on account of royalties payable to IMMUNOGEN under this AGREEMENT shall be deducted from the amount of royalties otherwise due. SB shall secure and send to IMMUNOGEN proof of any such taxes, duties or other levies withheld and paid by SB or its sublicensees for the benefit of IMMUNOGEN, and shall cooperate with IMMUNOGEN in seeking relief from any such taxes or other levies to the extent legally permissible and without prejudice to SB.

         9.04 All royalties and other payments due under this AGREEMENT shall be payable in U.S. Dollars. If governmental regulations prevent remittances from a foreign country with respect to sales made in that country, the obligation of SB to pay royalties on sales in that country shall be suspended until such remittances are possible. IMMUNOGEN shall have the right, upon giving written notice to SB, to receive payment in that country in local currency.

         9.05 Monetary conversion from the currency of a foreign country, in which PRODUCT is sold, into U.S. Dollars shall be calculated at the actual average rates of exchange for the year to date as used by SB in producing its quarterly and annual accounts, as confirmed by SB's auditors.

         9.06 Without limiting IMMUNOGEN's other remedies under this AGREEMENT or otherwise, in the event that any payment due hereunder is not made within the time period provided under this AGREEMENT, the payment shall accrue interest beginning upon the first day following the end of such time period, calculated at the average annual prime rate or equivalent rate quoted by Citibank N.A. on the day after the end of such time period.

10.      TERM AND TERMINATION

         10.01 (a) Subject to Paragraph 3.07, royalty obligations under Paragraph 3.02 in each country of the TERRITORY shall expire upon [*]. Expiration of SB's royalty obligations under Paragraph 3.02 for a particular PRODUCT under this provision shall not preclude SB from continuing to market such PRODUCT and to use KNOW-HOW in such country without further royalty payments or any other remuneration to IMMUNOGEN, except to the extent that Paragraph 3.03 is still applicable to the NET SALES of the particular PRODUCT in the particular country.

                  (b) Royalty obligations under Paragraph 3.03 in each country shall expire upon the earlier of: (1) [*] from the date of LAUNCH in such country, or (2) in those countries which are member states of the European Union, when all KNOW-HOW used by SB in the making, using or selling of PRODUCT has become publicly known otherwise than through the fault of SB or an undertaking connected therewith. Expiration of SB's royalty obligations for a particular PRODUCT under this provision shall not preclude SB from continuing to market such PRODUCT and to use KNOW-HOW in such country without further royalty payments or any other remuneration to IMMUNOGEN. Expiration of SB's royalty obligations in a particular country of the TERRITORY shall constitute an expiration of this AGREEMENT in such country.

         10.02 Unless otherwise terminated, this AGREEMENT shall expire in its entirety upon the later of (a) [*], or (b) [*] from the date of LAUNCH in the last country in the TERRITORY in which the PRODUCT is marketed by SB . Expiration of this AGREEMENT under this provision shall not preclude SB from continuing to make, have made, use and sell PRODUCT and to use KNOW-HOW in the TERRITORY without further royalty payments or any other remuneration to IMMUNOGEN.

         10.03 If either party fails or neglects to perform covenants or provisions of this AGREEMENT and if such default is not corrected within [*] days after receiving written notice from the other party with respect to such default, such other party shall have the right to terminate this AGREEMENT by giving written notice to the party in default provided the notice of termination is given within [*] of the date the non-breaching party became aware of the default and prior to correction of the default.

         10.04 (a) SB may terminate this AGREEMENT on a country by country basis, or in its entirety, by giving IMMUNOGEN at least [*] written notice thereof at any time before LAUNCH of PRODUCT in such country by or on behalf of SB based on a reasonable determination by SB, using the same standards SB would use in assessing whether or not to continue development and marketing of a product of its own making, that the patent, medical/scientific, technical, regulatory or commercial profile of PRODUCT does not justify continued development or marketing of any PRODUCT in such country.

                  (b) After LAUNCH of PRODUCT by or on behalf of SB in a particular country of the TERRITORY, SB may terminate this AGREEMENT in such country or in its entirety, by giving IMMUNOGEN at least [*] prior written notice thereof based on a reasonable determination by SB, using the same standards SB would use in assessing whether or not to continue development and marketing of a product of its own making, that the patent, medical/scientific, technical, regulatory or commercial profile of every PRODUCT does not justify continued development or marketing of any PRODUCT in such country.

                  (c) In the event that SB terminates this AGREEMENT in any country of the TERRITORY in accordance with Paragraph 10.04(a) or 10.04(b), SB shall,[*] after the effective date of such termination, [*]

[*]

[*]
                  (d) In the event that SB has terminated this AGREEMENT under Paragraph 10.04(b) in one or more countries of the TERRITORY, and IMMUNOGEN wants to obtain rights to SB technology related to the manufacture, purification, formulation of monoclonal antibodies, or the conjugation of monoclonal antibodies to any moiety (such as, without limitation, any radioisotope, cytotoxic chemical, biological toxin, chemical antineoplastic or biological antineoplastic conjugate), and/or IMMUNOGEN wants SB to supply PRODUCT to IMMUNOGEN in such countries, IMMUNOGEN shall provide written notification to SB, together with a proposal regarding the terms and conditions for obtaining such rights and/or supply. SB shall seriously consider IMMUNOGEN's proposal, but shall have no obligation to grant such rights or provide such supply under the terms and conditions of IMMUNOGEN's proposal or any other terms and conditions.

         10.05 Either party may terminate this AGREEMENT if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [*] after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

         10.06 Notwithstanding the bankruptcy of IMMUNOGEN, or the impairment of performance by IMMUNOGEN of its obligations under this AGREEMENT as a result of bankruptcy or insolvency of IMMUNOGEN, SB shall be entitled to retain the licenses granted herein, subject to IMMUNOGEN's rights to terminate this AGREEMENT for reasons other than bankruptcy or insolvency as expressly provided in this AGREEMENT.

         10.07 All rights and distribution rights granted under or pursuant to this AGREEMENT by IMMUNOGEN to SB are, and shall otherwise be deemed to be, for purposes of Section

365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties agree that SB, as a licensee of such rights under this AGREEMENT, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by SB of its preexisting obligations under this AGREEMENT. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against IMMUNOGEN under the U.S. Bankruptcy Code, SB shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to SB (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by SB, unless IMMUNOGEN elects to continue to perform all of its obligations under this AGREEMENT, or (b) if not delivered under (a) above, upon the rejection of this AGREEMENT by or on behalf of IMMUNOGEN upon written request therefor by SB, provided, however, that upon IMMUNOGEN's (or its successor's) written notification to SB that it is again willing and able to perform all of its obligations under this AGREEMENT, SB shall promptly return all such tangible materials to IMMUNOGEN, but only to the extent that SB does not require continued access to such materials to enable SB to perform its obligations under this AGREEMENT.

11.      RIGHTS AND DUTIES UPON TERMINATION

         11.01 Upon termination of this AGREEMENT, IMMUNOGEN shall have the right to retain any sums already paid by SB hereunder, and SB shall pay all sums accrued hereunder prior to the date of any such termination.

         11.02 Upon termination of this AGREEMENT in its entirety or with respect to any PRODUCT in any country under Paragraphs 10.03, 10.04, or 10.05, SB shall notify IMMUNOGEN of the amount of PRODUCT SB, its AFFILIATES, sublicensees and distributors then have on hand, the sale of which would, but for the termination, be subject to royalty, and SB, its AFFILIATES, sublicensees and distributors shall thereupon be permitted to sell that amount of PRODUCT provided that SB shall pay the royalty thereon at the time herein provided for.

         11.03 Termination of this AGREEMENT in its entirety shall terminate all outstanding obligations and liabilities between the parties arising from this AGREEMENT except those described in Paragraphs 6.02, 6.03 (to the extent provided therein), 6.04, 6.05, 6.06, 6.07 (for data or information developed during the term of the AGREEMENT), 6.08, 7.01, 7.02 (1st, 2nd and 5th sentences only), 7.04 (for suits which arise with respect to activities which occurred during the term of the AGREEMENT), 7.05 (for alleged or actual infringement activities which occurred during the term of the AGREEMENT), 7.06, 7.07, 7.08, 10.04(c) and 10.04(d), and in Articles 8, 9, 11, 12, 13, 14, 15, 16, 17, 18, 19,
20, 21 and 22. In addition, any other provision required to interpret and enforce the parties' rights and obligations under this AGREEMENT shall also survive, but only to the extent required for the full observation and performance of this AGREEMENT.

         11.04 Termination of this AGREEMENT in accordance with the provisions hereof shall not limit remedies which may be otherwise available in law or equity.

12.      WARRANTIES, REPRESENTATIONS, INDEMNIFICATIONS
         AND INSURANCE

         12.01 IMMUNOGEN warrants and represents that it owns the entire right, title and interest, or otherwise has the right to grant the licenses to SB contemplated in this AGREEMENT, in the PATENTS listed in APPENDIX A, or filed by or on behalf of IMMUNOGEN pursuant to Article 7, and the KNOW-HOW provided to SB under this AGREEMENT, and that it otherwise has the right to enter into this AGREEMENT. IMMUNOGEN further warrants and represents that it has not and will not encumber its ownership interest in any such PATENTS and KNOW-HOW with liens, mortgages, security interests or otherwise. IMMUNOGEN further warrants and represents that there is nothing in any THIRD PARTY agreement IMMUNOGEN has entered into as of the EFFECTIVE DATE which, in any way, will limit IMMUNOGEN's ability to perform all of the obligations undertaken by IMMUNOGEN hereunder, and that it will not enter into any AGREEMENT after the EFFECTIVE DATE under which IMMUNOGEN would incur any such limitations.

         12.02    IMMUNOGEN warrants and represents that it:

                  (a) has received any consent required under the P&U AGREEMENT, the IRL AGREEMENT, and the TAKEDA AGREEMENT, and any other agreement that IMMUNOGEN may have with a THIRD PARTY to grant the licenses to SB contemplated by this AGREEMENT and to perform its obligations to SB under this AGREEMENT;

                  (b) shall pay all royalties or other sums and other payments which IMMUNOGEN may owe by virtue of this AGREEMENT under the P&U AGREEMENT (except as otherwise provided in Paragraph 4.02(a)(i)(a)), the IRL AGREEMENT, the TAKEDA AGREEMENT, and any agreement that IMMUNOGEN may have with a THIRD PARTY, and shall perform and observe all of the other obligations outlined in the P&U AGREEMENT, the IRL AGREEMENT, and the TAKEDA AGREEMENT, and any and all present and future agreements between IMMUNOGEN and a THIRD PARTY which are in any way related to IMMUNOGEN's ability to grant the rights granted to SB under this AGREEMENT or to IMMUNOGEN's ability to perform its obligations to SB under this AGREEMENT; and

                  (c) has received no notices that IMMUNOGEN is in breach of its obligations under P&U AGREEMENT, the IRL AGREEMENT, the TAKEDA AGREEMENT or any agreements IMMUNOGEN may have with any other THIRD PARTY which are in any way related to IMMUNOGEN's ability to grant the rights granted to SB under this AGREEMENT or to IMMUNOGEN's ability to perform its obligations to SB under this AGREEMENT. In the event that IMMUNOGEN receives notice from any such THIRD PARTY that IMMUNOGEN has committed a breach of its obligations under any such agreement, or if IMMUNOGEN anticipates such breach, such as may give rise to a right by such THIRD PARTY to diminish IMMUNOGEN's ability to grant rights to SB contemplated by this AGREEMENT, or otherwise diminish IMMUNOGEN's ability to perform its obligations to SB under this AGREEMENT, IMMUNOGEN shall immediately notify SB of such situation, and IMMUNOGEN shall promptly cure such breach. However, if IMMUNOGEN is unable to cure such breach, IMMUNOGEN shall, to the extent possible, permit SB to cure such breach and to negotiate directly with such THIRD PARTY.

         12.03 Nothing in this AGREEMENT shall be construed as a warranty that PATENTS are valid or enforceable. IMMUNOGEN hereby warrants and represents that, to the best of its knowledge and belief, PATENTS are not invalid. IMMUNOGEN further warrants and represents that, to the best of its knowledge and belief, and to the extent not disclosed to SB as of the EFFECTIVE DATE, the process by which it manufactures PRODUCT, and all intermediates of such process, will not infringe patent rights of THIRD PARTIES in both the country in which the PRODUCT is produced as well as all countries of the TERRITORY.

         12.04 IMMUNOGEN acknowledges that, in entering into this AGREEMENT, SB has relied or will rely upon information supplied by IMMUNOGEN, information to be supplied by IMMUNOGEN, and information which IMMUNOGEN has caused or will cause to be supplied to SB by IMMUNOGEN's agents, representatives and/or licensees, pursuant to the Confidentiality Agreement, dated October 21, 1997, between the parties, and Article 6 hereof, and IMMUNOGEN warrants and represents that, to the best of its knowledge and belief, all such information is and will be timely and accurate in all material respects. IMMUNOGEN further warrants and represents that, to the best of its knowledge and belief, it has not, up through and including the EFFECTIVE DATE, omitted to furnish SB with any information concerning PRODUCT or the transactions contemplated by this AGREEMENT, which would be material to SB's decision to enter into this AGREEMENT and to undertake the commitments and obligations set forth herein.

         12.05 IMMUNOGEN warrants and represents that it has no present knowledge of the existence of any pre-clinical or clinical data or information concerning the PRODUCT which has caused IMMUNOGEN to believe that there may exist quality, toxicity, safety and/or efficacy concerns which may materially impair the utility and/or safety of the PRODUCT.

         12.06 SB hereby agrees to save, defend and hold IMMUNOGEN, its AFFILIATES and their respective officers, directors, shareholders, representatives, agents, employees, successors and assigns harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expense and attorneys' fees, brought by a THIRD PARTY or that arise in connection with any claim brought by a THIRD PARTY with respect to the PRODUCT ("Losses"), except to the extent such Losses result from (i) the negligence or willful misconduct of IMMUNOGEN or breach by IMMUNOGEN of any provision, term, representation or warranty contained in this AGREEMENT, or (ii) IMMUNOGEN's manufacture (including its manufacture through THIRD PARTY suppliers) of PRODUCT.

         12.07 IMMUNOGEN hereby agrees to save, defend and hold SB, its AFFILIATES and their respective officers, directors, shareholders, representatives, agents, employees, successors and assigns harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expense and attorneys' fees, brought by a THIRD PARTY or that arise in connection with any claim brought by a THIRD PARTY with respect to the PRODUCT ("Losses"), but only to the extent such Losses result from (i) the negligence or willful misconduct of IMMUNOGEN or breach by IMMUNOGEN of any provision, term, representation or warranty contained in this AGREEMENT, or (ii) IMMUNOGEN's manufacture (including its manufacture through THIRD PARTY suppliers) of PRODUCT.

         12.08    Indemnification Procedure.

                  (a) In the event IMMUNOGEN is seeking indemnification from SB under Paragraph 12.06, SB shall have no such obligation unless IMMUNOGEN:

                      (i) gives SB prompt notice of any claim or lawsuit or other action for which it seeks to be indemnified under this AGREEMENT;

                      (ii) cooperates fully with SB and its agents in defense of any such claim, complaint, lawsuit or other cause of action; and

                      (iii) SB is granted full authority and control over the defense, including settlement or other disposition thereof, against such claim or lawsuit or other action, provided that IMMUNOGEN shall have the right to retain counsel of its choice to participate in the defense of any such claim or lawsuit at IMMUNOGEN's own expense, provided that such counsel shall not interfere with SB's full authority and control.

                  (b) In the event SB is seeking indemnification from IMMUNOGEN under Paragraph 12.07, IMMUNOGEN shall have no such obligation unless SB:

                      (i) gives IMMUNOGEN prompt notice of any claim or lawsuit or other action for which it seeks to be indemnified under this AGREEMENT;

                      (ii) cooperates fully with IMMUNOGEN and its agents in defense of any such claim, complaint, lawsuit or other cause of action; and

                      (iii) IMMUNOGEN is granted full authority and control over the defense, including settlement or other disposition thereof, against such claim or lawsuit or other action, provided that SB shall have the right to retain counsel of its choice to participate in the defense of any such claim or lawsuit at SB's own expense, provided that such counsel shall not interfere with IMMUNOGEN's full authority and control.

         12.09 Prior to or immediately upon the first administration of PRODUCT prepared by IMMUNOGEN under this AGREEMENT to a human in accordance with this AGREEMENT, and for a period of five (5) years after the expiration of this AGREEMENT or earlier termination, each party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance in amounts, respectively, which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities at the respective place of business of each party. Such product liability insurance shall insure against all liability, including liability for personal injury, physical injury and property damage. Each party shall provide written proof of the existence of such insurance to the other party upon request.

13.      FORCE MAJEURE

         13.01 If the performance of any part of this AGREEMENT by either party, or of any obligation under this AGREEMENT, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this AGREEMENT may be required in order to arrive at an equitable solution.

14.      GOVERNING LAW

         14.01 This AGREEMENT shall be deemed to have been made in the Commonwealth of Pennsylvania, U.S.A. and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the Commonwealth of Pennsylvania, U.S.A.

         14.02 Subject to Paragraph 5.04(b)(iii) and Paragraph 3.01(2)(c), any dispute, controversy or claim arising out of or relating to this AGREEMENT (hereinafter collectively referred to as "Dispute") shall be attempted to be settled by the parties, in good faith, by submitting each such Dispute to appropriate senior management representatives of each party in an effort to effect a mutually acceptable resolution thereof. In the event no mutually acceptable resolution of such Dispute is achieved in accordance with Paragraph
14.02 within a reasonable period of time, then either party shall be entitled to seek final settlement of such Dispute by any administrative or judicial mechanism which may be available.

15.      WAIVER OF BREACH

         15.01 The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

16.      SEPARABILITY

         16.01 In the event any portion of this AGREEMENT shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

         16.02 If any of the terms or provisions of this AGREEMENT are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

         16.03 In the event that the terms and conditions of this AGREEMENT are materially altered as a result of Paragraphs 16.01 or 16.02, the parties will renegotiate the terms and conditions of this AGREEMENT to resolve any inequities.

17       ENTIRE AGREEMENT

         17.01 This AGREEMENT, entered into as of the date written above, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this AGREEMENT shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this AGREEMENT by written instruments specifically referring to and executed in the same manner as this AGREEMENT.

18.      NOTICES

         18.01 Notices required or permitted under this AGREEMENT shall be in writing and sent by prepaid registered or certified air mail or by overnight express mail (e.g., FedEx), or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the parties:

                  If to IMMUNOGEN:

                  ImmunoGen, Inc.
                  333 Providence Highway
                  Norwood, Massachusetts 02062

                  Attention:  Chief Executive Officer

                           copy to:

                           Mintz, Levin, Cohn, Ferris, Glovsky and Popeo PC One Financial Center
                           Boston, Massachusetts   02111
                           Attention:  Jeffrey M. Wiesen, Esq.

                  If to SB:

                  SmithKline Beecham Corporation
                  One Franklin Plaza (Mail Code FP1935)
                  P.O. Box 7929
                  Philadelphia, Pennsylvania 19101
                  U.S.A.


                  Attention: Senior Vice President, Business Development

                           copy to:

                           SmithKline Beecham Corporation
                           One Franklin Plaza (Mail Code FP2360)
                           P.O. Box 7929
                           Philadelphia, Pennsylvania 19101, U.S.A.

                           Attention:  Corporate Law-U.S.

19.      ASSIGNMENT

         19.01 This AGREEMENT and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Neither this AGREEMENT nor any interest hereunder shall be assignable by either party without the written consent of the other, which consent shall not be unreasonably withheld; provided, however, that (a) SB may assign this AGREEMENT or any part of its rights and obligations hereunder, or any PATENT owned by it, to any AFFILIATE of SB or to any corporation with which SB may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this AGREEMENT relates, without obtaining the consent of IMMUNOGEN, and (b) after IMMUNOGEN has completed its obligations outlined in
Article 5, IMMUNOGEN may assign this AGREEMENT or any part of its rights and obligations hereunder, or any PATENT owned by it, to any AFFILIATE of IMMUNOGEN or to any corporation with which IMMUNOGEN may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this AGREEMENT relates, without obtaining the consent of SB.

20.      RELATIONSHIP BETWEEN THE PARTIES.

         20.01 Both parties are independent contractors under this AGREEMENT. Nothing contained in this AGREEMENT is intended nor shall be construed so as to constitute IMMUNOGEN or SB as partners or joint venturers with respect to this AGREEMENT. Neither party shall have the express or the implied right nor authority to assume or create any obligations on behalf of or in the name of the other party, nor to bind the other party to any other contract, agreement or undertaking with any THIRD PARTY.

21.      NO INTELLECTUAL PROPERTY RIGHTS GRANTED.

         21.01 No rights or licenses with respect to a party's patents, trademarks, know-how, technical information, or other proprietary rights are granted or deemed granted to the other party hereunder or in connection herewith, other than those rights expressly granted in this AGREEMENT.


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22.      RECORDING

         22.01 SB shall have the right, at any time, to record, register, or otherwise notify this AGREEMENT in appropriate governmental or regulatory offices anywhere in the TERRITORY, and IMMUNOGEN shall provide reasonable assistance to SB in effecting such recording, registering or notifying.

23.      EXECUTION IN COUNTERPARTS

         23.01 This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.



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
         IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this AGREEMENT as of the date first written above.

SMITHKLINE BEECHAM CORPORATION

BY: /s/ Jean-Pierre Garnier
    ----------------------------

TITLE: COO
      --------------------------

IMMUNOGEN, INC.

BY: /s/ Mitchel Sayare
   -----------------------------

TITLE: CEO
      --------------------------

                                LICENSE AGREEMENT
                 SMITHKLINE BEECHAM CORPORATION- IMMUNOGEN, INC.
                                   APPENDIX A
                                     PATENTS
                                       [*]

                                LICENSE AGREEMENT
                 SMITHKLINE BEECHAM CORPORATION-IMMUNOGEN, INC.
                                   APPENDIX B
                                       [*]

                                LICENSE AGREEMENT
                 SMITHKLINE BEECHAM CORPORATION-IMMUNOGEN, INC.
                                   APPENDIX C
                           PHARMACOVIGILANCE AGREEMENT
              PROCEDURE FOR EXCHANGE OF ADVERSE EVENT DATA BETWEEN
    SB WORLDWIDE CLINICAL SAFETY AND IMMUNOGEN FOR PRODUCT (E.G., HUC242-DM1)



BACKGROUND
huC242-DM1 is a conjugated antibody being co-developed by SB and IMMUNOGEN. [*] and SB will [*] excluding those territories held by other IMMUNOGEN licensing partners. [*].


DEFINITIONS
The following definitions reflect and are consistent with FDA and International Conference on Harmonization (ICH) regulations/guidelines.

-   ADVERSE EXPERIENCE (AE)
    The ICH has defined an AE as "any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment."

-   ADVERSE DRUG REACTION (ADR)
    In the pre-approval clinical experience or in other clinical trial experiences The ICH has defined an ADR in clinical trials as "all noxious and unintended responses to a medical product related to any dose".

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
    The phrase "responses to a medicinal product" means that a causal relationship between a medicinal product and an adverse event is at least a reasonable possibility, i.e. the relationship cannot be ruled out.

-   UNEXPECTED ADR
    The ICH has defined an unexpected ADR as "an adverse reaction, the nature or severity of which is not consistent with the applicable product information (e.g. Investigator Brochure) for an unapproved investigational medicinal product.

    This definition includes an AE/adr of which the nature, specificity, or severity is inconsistent with the applicable product information. For an AE/ADR from a clinical trial, the reference document shall be the Investigator Brochure.

-        SERIOUS AE OR SERIOUS ADR
         A serious AE or ADR is any untoward medical occurrence that:
         *        results in death
         *        is life-threatening
                  NOTE: The term "life-threatening" in the definition of "serious" refers to an event in which the patient was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it were more severe.
         * requires inpatient hospitalization or prolongation of existing hospitalization
         *        results in persistent or significant disability/incapacity, or
         *        is a congenital anomaly/birth defect.
         Medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent one of the other outcomes listed in the definition above. These should also usually be considered serious. (Examples of such events are intensive treatment in an emergency room or at home for allergic bronchospasm; blood dyscrasias or convulsions that do not result in hospitalization; or development of drug dependency or drug abuse.)

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-        NON-SERIOUS AE
         A non-serious AE is any experience which does not meet the definition of serious as defined above.

         Clinical trial experiences which are not considered "serious" include: hospitalization for a pre-planned/elective procedure for a medical condition present before treatment started; a pre-existing medical condition which does not increase in severity or frequency following treatment; or an experience which is simply a treatment failure according to the efficacy criteria for the study.

REPORTING
-        REPORTS OF PREGNANCY AND OVERDOSE
         While such reports are not AEs or ADRs as defined herein, reports of pregnancies should be followed up until the outcome of the pregnancy is known. "Overdose" will be defined as any dose that the reporter indicates was an overdose.

-        MINIMUM CRITERIA FOR REPORTING
         Initial reports should be submitted within the agreed timelines as long as the following minimum criteria are met:
                  an identifiable patient; a suspect medicinal product; an identifiable reporting source; and an event or outcome

-        FOLLOW-UP OF CASES
         Follow-up information should be actively sought by the party conducting the trial and submitted within the same timelines as an initial report.

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POLICY
-        SB will hold the recognized worldwide safety database for huC242-DM1.
- SB is responsible for regulatory reporting in the TERRITORY and IMMUNOGEN is responsible for regulatory reporting outside of the TERRITORY.
-        [*]
-        [*]
- If either party becomes aware of a safety issue they will immediately inform the other party.
- Each party will inform the other party of any safety related queries from a regulatory authority.
- This agreement will be updated periodically in response to regulatory changes, at the request of either party, or once one party gains marketing approval for huC242-DM1.


DATA EXCHANGE
-        Data will be transferred in English by fax.
- IMMUNOGEN is responsible for receiving and forwarding reports to and from other IMMUNOGEN licensees (if applicable)
- SB is responsible for receiving and forwarding reports to and from other SB sub-licensees (if applicable)

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-        SB WILL SEND IMMUNOGEN WRITTEN NOTICE OF:

         * Fatal and life-threatening events which are unexpected and considered possibly drug related by fax within 24 hours of receipt
         *        All other serious adverse events within 5 days
         *        Copies of end of study reports

-        IMMUNOGEN WILL SEND TO SB WRITTEN NOTICE OF:
         * Fatal and life-threatening events which are unexpected and considered possibly drug related by fax within 24 hours of receipt
         *        All other serious adverse events within 5 days
         *        Copies of end of study reports
         * Copies of any investigator letters generated while IMMUNOGEN hold the IND for the compound

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PHARMACOVIGILANCE CONTACTS IN EACH PARTY:


    FOR SMITHKLINE BEECHAM:                 CONTACT ADDRESS AND NUMBERS:

    [*]











    FOR IMMUNOGEN:                          CONTACT ADDRESS AND NUMBERS:

    [*]

                                LICENSE AGREEMENT
                 SMITHKLINE BEECHAM CORPORATION-IMMUNOGEN, INC.
                                   APPENDIX D
         IMMUNOGEN DEVELOPMENT RESPONSIBILITIES UNDER PARAGRAPH 5.02(C)

[*]

                                LICENSE AGREEMENT
                 SMITHKLINE BEECHAM CORPORATION-IMMUNOGEN, INC.
                                   APPENDIX E
[*]

                                                                         Page 64